Exhibit 99.1

Contact:

Beth Alexander (615) 732-6424

balexander@capstarbank.com

For immediate release

CapStar Announces Exercise of Purchase Option and

Closing Of Initial Public Offering

Nashville, TN (September 27, 2016) – CapStar Financial Holdings, Inc. (“CapStar” or the “Company”), announced today the closing of the initial public offering of 2,972,750 shares of its common stock, including 387,750 shares purchased by the underwriters pursuant to the full exercise of their purchase option. The shares were sold at a public offering price of $15.00 per share, resulting in aggregate gross proceeds of approximately $44.6 million. The net proceeds to the Company, after deducting the underwriting discount and estimated offering expenses, are approximately $22.0 million. The shares began trading on Thursday, September 22, 2016, on the NASDAQ Global Select Market under the ticker symbol “CSTR.”

Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. served as the joint book-running managers for the offering. Raymond James & Associates, Inc. and Stephens, Inc. were co-managers for the offering.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission (“SEC”) (File No. 333-213367). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the final prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., A Stifel Company, 787 Seventh Avenue, Fourth Floor, New York, NY 10019, Attention: Equity Capital Markets, or by calling (800) 966-1559; or from Sandler O’Neill & Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, NY 10020, Attention: Syndicate, or by calling (866) 805-4128, or by email at syndicate@sandleroneill.com.

About CapStar

CapStar Financial Holdings, Inc. is a bank holding company headquartered in Nashville, Tennessee, and operates primarily through its wholly owned subsidiary, CapStar Bank, a Tennessee-chartered state bank.